Exhibit 5.1

March 3, 2005

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 3, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,211,664 shares of your common stock (the “Shares”), all of which have been reserved for issuance under the Amended and Restated 2004 Long Term Incentive Plan, (the “Plan”). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI